                                        Exhibit 10 (a)
                                        --------------
                                        (Page 1 of 30)

                                             CONFORMED COPY

MCI Communications Corporation          Comcast Corporation
1801 Pennsylvania Avenue, N.W.          1234 Market Street
Washington, D.C.  20006                 Philadelphia, PA  19107

                                             February 27, 1994
Nextel Communications, Inc.
201 Route 17 North
Rutherford, New Jersey  07070

Gentlemen:

          This letter agreement confirms the understanding among Nextel Communications, Inc. ("Nextel"), Comcast Corporation ("Comcast") and MCI Communications Corporation ("MCI") to pursue the objectives and transactions set forth herein. Nextel, MCI and Comcast have agreed, subject to the terms and conditions set forth herein, to enter certain relationships described herein the primary goal of which is to facilitate the effectuation of Nextel's overall principal strategic objective of becoming the leading North American provider of wireless telecommunications services and products. Nextel, MCI and Comcast believe that such relationships will enhance the overall value of Nextel and its ability to achieve its strategic objectives.

          Subject to the terms and conditions set forth herein, it is the understanding of the parties hereto that the following agreements will be entered into at the earliest practicable date providing for the arrangements and transactions contemplated therein (collectively, the "Transactions"):

          (a) a shareholders agreement among Nextel, MCI and Comcast (the "Shareholders Agreement") providing for the transactions and relationships contemplated by Annex A hereto;

          (b) a product and services marketing agreement between Nextel and MCI (the "Marketing Agreement") providing for the transactions and relationships contemplated by Annex B hereto;

          (c) a services agreement between Nextel and MCI relating to the provision by MCI to Nextel of certain services to be agreed upon between the parties. Such agreement will appoint MCI as the exclusive supplier to Nextel (except as required by law or if a customer unilaterally insists on another carrier) of long distance and back haul services and such other services as the parties may agree. Other services to be offered by MCI to Nextel (which may be offered on either an exclusive or a non-exclusive basis as the parties may agree) will include IN/OSS, consulting to architect and engineer and the use of MCI's backbone network. Except for those services for which MCI is the exclusive supplier, the services to be offered

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 2 of 30)

     under the services agreement may, subject to the terms hereof, also be provided internally by Nextel or obtained by Nextel from third party suppliers. All services would be provided by MCI to Nextel on terms and conditions that are no less favorable to Nextel than those that MCI makes available to other purchasers of such products or services in comparable circumstances. Nextel has informed MCI that certain existing arrangements between Nextel and Nippon Telegraph and Telephone Corporation ("NTT") already are in place which contemplate that NTT may be furnishing to Nextel services relating to network design, engineering and architecture. Subject to MCI's understanding the extent and nature of such commitments to NTT, Nextel and MCI intend to work together in good faith to develop arrangements in such service areas that are consistent with Nextel's existing commitments to NTT and are satisfactory to Nextel and MCI or to approach NTT with joint proposals for modifications to such commitments which shall be designed to provide to NTT the full benefit of its existing bargains with Nextel after such proposed modifications have been taken into account;

          (d) a services agreement providing for the services to be offered by Comcast to Nextel, which may include building-out Nextel's local sites and the overall management of local site operations, including advertising and marketing, customer service arrangements and billing, development of operational strategy and budgeting. All such services which Comcast and Nextel agree will be provided under such services agreement will be provided to Nextel on an arms-length basis. Nextel shall have the right to use the Comcast brand name in connection with the provision of products and services so long as such products and services meet Comcast's standards therefor and in a manner consistent with Nextel's marketing plan, Comcast may market those Nextel products and services which Comcast and Nextel agree to include in such services agreement, either as a seller for its own account or as a sales agent for Nextel as may be agreed between Comcast and Nextel; and

          (e)  a co-investment agreement between Comcast and MCI
     (the "Co-Investment Agreement") governing certain aspects of their mutual relationship relating to their investments in Nextel as outlined on Annex C hereto.

          The parties understand and intend that the transactions contemplated hereby are designed to create various relationships between and among them, including the core relationship between Nextel and MCI pursuant to which, subject to the terms and conditions contemplated herein, it is contemplated that MCI would utilize Nextel as its principal wireless telecommunications service provider and strategic ally in the United States and, subject to the terms and conditions contemplated herein, would seek to present to Nextel all wireless telecommunications business opportunities that MCI might otherwise consider acting upon itself in the United States.


                                        Exhibit 10 (a)
                                        --------------
                                        (Page 3 of 30)

          Nextel, MCI and Comcast will (a) cooperate with each other in good faith in the preparation of definitive documentation providing for the Transactions, the making of all required governmental filings and the obtaining at the earliest practicable date of all necessary approvals and consents from governmental entities and third parties and (b) negotiate in good faith towards reaching agreement on the definitive documentation providing for the Transactions at the earliest practicable date.

          In connection with the negotiation and preparation of the definitive documentation providing for the Transactions, Nextel will, and will cause its officers, directors, employees and agents to, afford to MCI and Comcast and their respective advisors, officers, employees and agents reasonable access at all reasonable times to its officers, employees, agents, properties, books, records and contracts and will furnish to MCI and Comcast and their respective advisors all financial, operating and other data and information as MCI or Comcast, respectively, or their respective advisors may reasonably request. Each of MCI and Comcast will, and will cause its officers, employees and agents to, provide all reasonable cooperation requested by Nextel in connection with Nextel's continuing analysis and review of the transactions contemplated by this letter agreement. Nextel, MCI and Comcast will cause any information received in connection with the transactions contemplated by this letter agreement to be held in confidence except to the extent required by law.

          Nextel represents and warrants that the Board of Directors of Nextel (the "Board") (with the director designees of Comcast present but abstaining and those disinterested directors present acting separately) has taken all necessary action to approve the execution, delivery and performance of this letter agreement and has taken all necessary action to ensure that neither MCI nor Comcast is an "interested stockholder" for purposes of Section 203 of the Delaware General Corporation Law ("Section 203"). Each of MCI and Comcast represent and warrant that such party has or has caused to be taken any necessary corporate action to authorize the execution, delivery and performance of this letter agreement.

          Nextel's, MCI's and Comcast's respective obligations to consummate the transactions contemplated by this letter agreement will be subject to satisfaction of the following conditions: (a) negotiation and execution of definitive documentation with respect to the matters described herein in form and substance satisfactory to each of Nextel, MCI and Comcast and satisfaction of all conditions precedent to such party's obligations set forth in such definitive documentation, (b) receipt of all necessary governmental and regulatory approvals containing no condition or restriction which, in such party's reasonable opinion, would materially diminish such party's rights and protections, taken as a whole, under the Shareholders Agreement, the Co-Investment Agreement, the Marketing Agreement or the servicing agreements,
(c) the Board (including the disinterested directors acting separately) having approved the definitive agreements and the transactions contemplated thereby, (d) in the case of MCI and

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 4 of 30)


Comcast only, the Board having taken all necessary action to ensure that neither MCI nor Comcast is an "interested stockholder" for purposes of Section 203, (e) each of the MCI and Comcast Boards of Directors having approved the definitive agreements to which MCI or Comcast, respectively, is a party and the transactions contemplated thereby, (f) in the case of Nextel only, the receipt by Nextel of a written opinion from Merrill Lynch & Co., Inc., Nextel's independent financial advisors, to the effect that the Transactions are fair, from a financial point of view, to the shareholders of Nextel (other than MCI and Comcast); (g) the absence of any injunction or order prohibiting consummation; (h) in the case of MCI and Comcast only, the execution of definitive agreements between Motorola and Nextel in form and substance satisfactory to Comcast and MCI providing for the transactions between Motorola and Nextel that have previously been publicly announced and the closing of such transactions; (i) the approval of the shareholders of Nextel to the extent Nextel considers such approval necessary based on the advice of counsel (and if such shareholder approval is sought, Nextel will use all reasonable efforts in good faith to hold such meeting no later than that relating to the Motorola, Inc. ("Motorola") transaction) and, if shareholder approval is sought, the reaffirmation of the independent financial advisors opinion referred to in clause (f) above to a date not prior to the second day before proxy materials are first sent to Nextel shareholders; and (j) for MCI only, that MCI and Nextel will have designated MCI's IN/OSS as a service to be provided exclusively by MCI under the services agreement.

          Nextel shall not nor shall Nextel permit any of its subsidiaries or any of its or their respective officers, directors, employees, agents or advisers to initiate, solicit or encourage, or take any other action to facilitate (including by way of furnishing nonpublic information), any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below), or, except to the extent determined in good faith by the Board based on the advice of counsel to be legally required for the discharge by the Board of its fiduciary duties, agree to or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Nextel shall promptly advise the other parties hereto orally and in writing of any such inquiry or proposal. As used herein, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Nextel or any of its subsidiaries (other than that involving solely an acquisition of a business or assets by Nextel or any of its subsidiaries) or any proposal or offer to acquire in any manner a significant (i.e. more than 10% of the then outstanding shares of Nextel) equity interest in, or a significant portion of the assets of (including the stock or assets of subsidiaries) Nextel, but excluding the Transactions and all transactions that have been publicly announced (or privately disclosed to MCI and Comcast) prior to the date hereof

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 5 of 30)

and any related exercise of pre-emptive rights by Comcast in connection therewith. It is specifically understood and agreed that Nextel has no obligations to either of MCI or Comcast hereunder, and shall have no liability to either of MCI or Comcast hereunder, for the consummation or the failure to consummate any transaction between or involving Nextel and any third party that has been previously announced publicly (or previously disclosed privately to MCI and Comcast) and specifically shall have no obligation or liability to either of Comcast or MCI hereunder in the event no transaction (or not all of the transactions) between Motorola and Nextel is consummated, or is consummated on terms different than those that have previously been publicly announced, or is to be consummated pursuant to definitive agreements that are not in form and substance satisfactory to Comcast and MCI (it being understood that the foregoing provisions shall not be construed to make the consummation of the Motorola transactions or any other transactions with third parties a condition precedent to Nextel's obligations to consummate the Transactions).

          If (a) between the date hereof and the termination of this letter agreement: (i) any takeover proposal is made; (ii) any proposal to engage in any takeover proposal is communicated in any manner to Nextel or an intention to propose any takeover proposal or engage in any takeover proposal is communicated to Nextel, or (iii) there shall have been a public announcement of a takeover proposal or any intention to make or propose a takeover proposal and (b) within one year after the termination of this letter agreement: (i) any person consummates a takeover proposal; or (ii) Nextel or any of its subsidiaries shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, a takeover proposal or an agreement with any person to effect a takeover proposal; then Nextel shall promptly, but in no event later than one day after the first of such events described in clause (b) shall occur, pay MCI and Comcast a fee of $25 million in the aggregate, which amount shall be payable in same day funds.

          Whether or not the parties enter into definitive agreements with respect to the transactions contemplated hereby, the parties hereto will be responsible for all of their own costs incurred by them with respect to the investigation and negotiation of this letter agreement and the transactions contemplated hereby.

          Nextel, MCI and Comcast shall mutually agree on the form and content of any public announcement which shall be made concerning this letter agreement or the transactions contemplated hereby and none of Nextel, MCI or Comcast shall make any such public announcement without the consent of the other, provided that nothing herein shall prohibit Nextel, MCI or Comcast from making any public announcement or other disclosure required by



                                        Exhibit 10 (a)
                                        --------------
                                        (Page 6 of 30)

law or the policy of any exchange on which such party's securities are listed.

          This letter agreement may be terminated and the transactions contemplated hereby may be abandoned or terminated by written notice to that effect given by any party to the others on or after June 30, 1994, if by such date the parties hereto shall not have executed definitive documentation to effectuate the parties' understanding set forth herein. Upon any such termination, the parties shall each be released from all further obligations and liabilities hereunder other than confidentiality obligations of the parties hereunder and any liability of Nextel under the third preceding paragraph, provided that each party shall remain liable for any breach or violation of the terms hereof by such party prior to such termination.

          This letter agreement may be executed in one or more counterparts.

          This letter agreement, which shall be governed by and construed in accordance with New York law, is binding upon the parties hereto and any of its terms may only be modified, waived or supplemented in a writing executed by authorized representatives of each of Nextel, Comcast and MCI.

                              Sincerely,

                              MCI COMMUNICATIONS CORPORATION


                              /s/ RICHARD T. LIEBHABER
                              ----------------------------------
                              Title:    Executive Vice President
                                        and Chief Technology &
                                        Strategy Officer

                              COMCAST CORPORATION


                              /s/ LAWRENCE S. SMITH
                              -------------------------------
                              Title:    Senior Vice President

Acknowledged and agreed:

NEXTEL COMMUNICATIONS, INC.


/s/ MORGAN E. O'BRIEN
- ----------------------------
Title: Chairman of the Board
       and General Counsel




                                        Exhibit 10 (a)
                                        --------------
                                        (Page 7 of 30)


                             ANNEX A


              TERM SHEET FOR SHAREHOLDERS AGREEMENT


                  Among MCI, Comcast And Nextel



1.   Investment by MCI in Nextel.

Subject to Comcast then or previously effecting the waiver of rights described in paragraph 2(b) below, at closing (the "Closing") (which shall occur as soon as practicable following the execution and delivery of definitive documentation for the Transactions and the satisfaction or waiver of the conditions to Closing thereunder) MCI will purchase for cash from Nextel an aggregate of 22 million shares of Nextel Class A Common Stock ("Shares") at a purchase price of $36 per share, for an aggregate purchase price of $792 million.

In addition, subject only to consummation of the closing and absence of prohibitions imposed by law, MCI will be unconditionally obligated to purchase for cash and Nextel will be obligated to sell an aggregate of 15 million Shares (the
"Subscription Shares") (subject to adjustment as described below) as follows:

          (a) 5 million Shares (subject to adjustment as described below) on the first anniversary of closing at a purchase price of $37 per share (the "First Tranche");

          (b) 5 million Shares (subject to adjustment as described below) on the second anniversary of closing at a purchase price of $38 per share (the "Second Tranche"); and

          (c) 5 million Shares (subject to adjustment as described below) on the third anniversary of closing at a purchase price of $39 per share (the "Third Tranche").

MCI may, in its sole discretion, purchase all or any portion of the First Tranche, the Second Tranche and/or the Third Tranche at any time prior to the date that it is obligated to purchase such Shares. In addition, if any operating budget of Nextel approved by the Board (which approval shall include the affirmative vote of each MCI designee) reflects the purchase of all or any portion of the First Tranche, the Second Tranche and/or the Third Tranche at a time prior to the date that such Tranche is required to be purchased due to a need for such funds to satisfy Nextel's capital requirements, MCI shall be obligated to purchase and Nextel shall be obligated to sell such shares at such times as are reflected in such budget.

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 8 of 30)

If MCI in its sole discretion shall have purchased (or have entered into a firm commitment to purchase) Shares ("Other Shares") from Motorola prior to the Closing, the number of the remaining Subscription Shares will be reduced by the number of Other Shares (such reduction to be made in such Tranche or Tranches as MCI shall elect).


2.   Amendments to Purchase Agreement; Waiver of Comcast's Pre-
     Emptive Rights.

          In connection with and conditioned on the Closing:

          (a)  The pre-emptive rights under the existing Nextel-
Comcast Purchase Agreement (the "Purchase Agreement") will be replaced per paragraph 4 below.

          (b) Comcast will waive its pre-emptive rights under the Purchase Agreement in connection with (i) certain pending transactions publicly announced by Nextel prior to the date hereof (which will represent the right to acquire no more than an aggregate of 22 million Shares) and (ii) the transactions described in paragraph 1 above. To the extent MCI would otherwise be entitled to preemptive rights in connection with any of the transactions described in the foregoing clause (i), MCI will also waive such rights.

          (c)  All standstill provisions under the Purchase
Agreement will be terminated in connection with entering into the standstill in paragraph 3 below.

          (d) The registration rights provisions under the Purchase Agreement will be replaced per paragraph 5 below.

          (e)  The transfer restrictions under the Purchase
Agreement will be replaced per paragraph 6 below.

          (f) The Board representation provisions under the Purchase Agreement will be replaced per paragraph 9 below.


3.  Standstill by Comcast and MCI.

          (a) MCI, Comcast and their affiliates will not increase their fully diluted ownership in Nextel above 60% of Nextel's fully diluted voting securities other than (i) on or after the second anniversary of closing of the transactions under the Shareholders Agreement pursuant to (x) a business combination that is approved by a majority of the disinterested directors of the Board and the holders of a majority of the outstanding Shares which are not beneficially owned by MCI, Comcast or their affiliates or (y) a tender or exchange offer recommended by a majority of the disinterested directors or (ii) in the event that

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 9 of 30)

any third party commences a bona fide tender or exchange offer for more than 30% of Nextel's outstanding Shares or acquires beneficial ownership of more than 20% of Nextel's outstanding Shares (if the pending transaction with Motorola shall close, such 20% trigger as it may relate to Motorola would not be deemed satisfied unless and until Motorola has both a fully diluted beneficial ownership of more than 20% and has increased its fully diluted percentage ownership of Shares by more than 2% of the outstanding Shares as compared to its percentage ownership upon closing of its pending transactions with Nextel).

          (b) During the four year period following closing, provided that (1) no other person has acquired beneficial ownership of more than 20% of Nextel's outstanding Shares (if the pending transaction with Motorola shall close, such 20% trigger as it may relate to Motorola would not be deemed satisfied unless and until Motorola has both a fully-diluted beneficial ownership of more than 20% and has increased its percentage ownership of Shares by more than 2% of the outstanding Shares as compared to its percentage ownership upon closing of its pending transactions with Nextel) and (2) no person has been elected to the Board other than nominees put forth by the Board:

            (i) each of MCI and Comcast will vote all Shares owned by such party in favor of the persons nominated by the Nextel Board for election as directors;

           (ii) except on matters subject to the stockholder consent rights described in paragraph 11 below (the "Consent Rights"), each of MCI and Comcast will vote its Shares at the option of Nextel either (x) in the same proportion as other stockholders with respect to any matter or (y) at Nextel's direction; provided that from and after the Closing, each of MCI and Comcast will vote its Nextel shares in accordance with clause (y) in favor of the proposed business combination(s) involving Nextel that are required to effect the transactions between Motorola and Nextel which have been publicly announced (or privately disclosed to MCI and Comcast) prior to the date of the letter agreement;

          (iii) neither MCI nor Comcast will solicit proxies or consents, become a participant in any such solicitation, become part of a voting group (other than with Comcast or MCI, respectively and/or Motorola) or deposit Shares in a voting trust; and

           (iv) in the event of any third party tender or exchange offer for Shares, neither MCI nor Comcast will (x) tender any of their Shares into such offer prior to twenty-four hours before the then currently announced expiration time of such offer or (y) except as required by law, announce any intention to tender their Shares into such offer.

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 10 of 30)

          The restrictions set forth in this clause (b) shall terminate in the event that MCI and Comcast hold in the aggregate more than 60% of the outstanding Shares on a fully diluted basis.

          (c)  The Shareholders Agreement will contain
appropriate provisions to assure that if a proposal for a merger or other business combination has been presented to Nextel which the Board is considering (and has not rejected) and which either MCI or Comcast is unwilling to block, the party that would like to block the transaction is fully able to make its own acquisition proposal and take such steps as it deems necessary to attempt to acquire Nextel.

          (d) After the Closing, neither MCI nor Comcast will purchase Shares in a privately negotiated transaction from any third party that has a fully diluted beneficial ownership of 5% or more of Nextel's outstanding Shares on a fully diluted basis at above the then current market price of such Shares, except that such restriction shall not apply to any acquisition of Shares from Motorola if an above market purchase price is offered by MCI or Comcast in connection with a bona fide offer received by Motorola from a third party to acquire such Shares at or above the then current market price.

          (e) The provisions in this paragraph 3 will terminate at such time as the consent rights in paragraph 11 terminate.


4.   Pre-Emptive Rights of Comcast and MCI.

MCI and Comcast will be granted pre-emptive rights on the same terms and conditions as Comcast's existing pre-emptive rights set forth under the Purchase Agreement, provided that (a) either party's pre-emptive rights will be freely assignable to the other, (b) neither MCI nor Comcast will be entitled to pre-emptive rights in respect of any share issuances to the other (except share issuances arising from the exercise of pre-emptive rights), (c) the pre-emptive rights will entitle MCI and Comcast to maintain their collective fully diluted ownership interest at Closing, and such increases in such percentage interest that result solely from any acquisition by Comcast and/or MCI of Shares from Motorola to the extent such acquisitions are made in compliance with the terms of all applicable agreements with Nextel and (d) to the extent the pre-emptive rights relate to Shares acquired for non-cash consideration, reasonable provisions will be included to provide that only one investment banking firm will be required to provide the valuation for MCI, Comcast and other shareholders who have pre-emptive rights. The Shareholders Agreement will contain appropriate provisions so that if Shares are issued between the date hereof and the Closing (other than Shares in respect of which Comcast will waive its pre-emptive rights in accordance with paragraph 2), Comcast and MCI will have pre-emptive rights with respect to such additional Shares as are

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 11 of 30)

necessary to assure that MCI's and Comcast's collective fully diluted ownership percentage at Closing would not be reduced as a result of such Share issuances (it being understood that if the Closing does not occur, the only applicable pre-emptive rights would be Comcast's under the Purchase Agreement).


5.   Registration Rights.

MCI and Comcast will each receive registration rights in respect of Shares owned by such party on substantially the same terms and conditions as those set forth in the Purchase Agreement. Each of MCI's and Comcast's registration rights will be freely assignable to the other party.


6.  Transfers of Nextel Shares.

Except as required by law or regulatory directive, each of MCI and Comcast will not transfer any Shares, or any voting rights in respect of Shares, owned by such party until the fifth anniversary of the Closing without the consent of Nextel, which consent shall not in the case of Comcast as transferor be unreasonably withheld, except no such consent will be required in connection with any transfer (i) in a tender or exchange offer (subject to paragraph 3(b)(iv) above), merger, recapitalization or similar transaction pursuant to which all other holders of Shares may participate on an equal basis, and (ii) transfers to MCI, Comcast or any "qualified controlled affiliate" of MCI or Comcast, provided that prior to the third anniversary of closing neither MCI nor Comcast will be permitted to transfer any of their Shares to the other party (or any qualified controlled affiliate of such other party) under this clause (ii) if such transfer will result in either party's Relative Interest (as defined in Annex C) exceeding 66-2/3%. Notwithstanding the foregoing, MCI and Comcast will be permitted to transfer their Shares in accordance with paragraph 9 of Annex C. The rights and obligations under the Shareholders Agreement may not be assigned to any third party except (a) either party may assign all (but not less than all) of its rights and obligations under the Shareholders Agreement to a purchaser of all of such party's equity interest in Nextel in a single block sale and (b) if either MCI or Comcast (the "Purchasing Party") acquires all of the equity interest in Nextel (the "Acquired Interests") owned by the other party (the "Selling Party"), the Purchasing Party may transfer all rights and obligations which the Selling Party had under the Shareholders Agreement to any purchaser of the Acquired Interests in a single block sale. If, prior to the fifth anniversary of the Closing, MCI acquires all of Comcast's equity interest in Nextel (the "Comcast Equity Interest"), MCI will be subject to the same transfer and related provisions in respect of the Comcast Equity Interest as would be applicable to Comcast if it owned the Comcast Equity Interest. If, prior to the fifth anniversary of the Closing, Comcast acquires all of MCI's equity

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 12 of 30)

interest in Nextel (the "MCI Equity Interest"), the transfer of the MCI Equity Interest by Comcast will be subject to the same restrictions as those applicable to any other Shares owned by Comcast except that, prior to the fifth anniversary of the Closing, the consent of Nextel (which it may grant or withhold in its discretion) will be required for Comcast to transfer to a third party the rights and obligations of MCI under the Shareholders Agreement together with the MCI Equity Interest. Comcast or MCI, as the case may be, will continue to possess all rights under the Shareholders Agreement after the other party (and, if applicable, its permitted assigns) no longer owns any Shares. The provisions of this paragraph 6 will terminate at such time as the consent rights in paragraph 11 terminate.


7.   Amendments to Certain Agreements.

Neither MCI nor Comcast will amend, supplement or otherwise modify any non-competition or similar covenant or agreement with third parties existing on the date hereof (or enter into any similar agreement or arrangement after the date hereof) if such amendment, supplement, modification, covenant or agreement would impose any contractual limitations on the conduct of Nextel's operations within its Core Business (as defined in paragraph 11(g)) in the Americas for the three year period after the Closing and, thereafter, anywhere in the world.


8.  Covenants of Nextel.

The Transactions will be dependent upon performance of customary pre-closing covenants for similar transactions, including:

          (a) Access on reasonable terms of MCI and Comcast to financial information, books, records and employees of Nextel and its subsidiaries.

          (b) Except for the consummation of transactions publicly disclosed (or privately disclosed to each of Comcast and MCI by Nextel), prior to the date hereof on terms not less favorable to Nextel in any material respect than such previously disclosed terms, no extraordinary transactions by Nextel or any of its subsidiaries including, without limitation, any transaction that, if it had occurred after the execution of the definitive agreements, would trigger the supermajority vote requirement described in clause (a) or (b) of paragraph 10 below or the Consent Rights.

          (c) Nextel would agree to "no-shop" and termination fee provisions comparable to those contained in this letter agreement.

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 13 of 30)

9.   Board of Directors Representation.

MCI and Comcast will have representation on the Board (and all committees thereof) that is proportionate to the aggregate number of Shares owned by MCI and Comcast on a fully diluted basis (determined in a manner consistent with paragraph 10) (rounded down to the next whole number if MCI and Comcast collectively own in the aggregate less than 50% of the outstanding Shares on a fully diluted basis or, if otherwise, rounded up to the next whole number), subject to each of MCI and Comcast having at least two designees on the Board except as otherwise agreed by MCI and Comcast. Nextel will not give any other stockholder the right to designate more than two directors nor will all other stockholders with contractual rights to designate directors be entitled to designate more than four directors in the aggregate. MCI and Comcast will be deemed to own any Shares that it has the irrevocable right to acquire from Nextel.


10.  Supermajority Vote Requirement of Board of Directors.

For so long as (a) (x) MCI and Comcast collectively own more than 20% of the outstanding Shares (determined by including all shares which MCI and Comcast have a firm commitment to acquire but excluding all options to purchase Shares), (y) MCI's and Comcast's aggregate percentage ownership on a fully diluted basis (determined by excluding any option to purchase Shares acquired by Comcast or MCI from any third party other than Nextel) has not been reduced below 30% (without giving effect to an ownership percentage reduction of up to 5% due to dilution) (the provisions of clause (x) and (y) are collectively referred to as the "Minimum Ownership Percentage") and (z) MCI and Comcast collectively own less than 50% of the outstanding Shares on a fully diluted basis, the following matters will, in addition to the normal approval requirement, require the approval of at least one MCI-Comcast designee or (b) MCI and Comcast collectively own more than 50% but not more than 60% of the outstanding Shares on a fully diluted basis, the following matters will, in addition to the normal approval requirement, require the approval of at least one director who is not a MCI-Comcast designee:

          (a) any single or related series of acquisitions by Nextel and its subsidiaries (including participation in joint ventures) or any investments in, or loans to third parties having an aggregate purchase price in excess of $250 million (except any such transactions or commitments that have been publicly disclosed (or privately disclosed to each of Comcast and MCI) prior to the date hereof);

          (b) any single or related series of dispositions or encumbrances of assets by Nextel and its subsidiaries having a fair market value in excess of $250 million (except any such transactions or commitments that have been publicly

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 14 of 30)

     disclosed or privately disclosed to each of Comcast and MCI prior to the date hereof); and

          (c) the adoption of any marketing plan, capital expenditure plan or operating budget by Nextel or its subsidiaries (with appropriate provisions for rolling forth previous plans or budgets in the event that a new plan or budget is not adopted); any material deviation from a marketing plan by Nextel and its subsidiaries (other than deviations in sales volumes); and the incurrence of capital expenditures in any year which in the aggregate exceed 125% of that year's capital expenditure budget.

Notwithstanding the foregoing, in the event the director designees of MCI and Comcast abstain from voting on any of the matters enumerated above, such matters will require approval of a majority of the remaining members of the Board present and voting on such matters. MCI's and Comcast's designees will vote, or abstain from voting, in accordance with paragraph 8 of Annex C.


11.  Consent Rights of MCI and Comcast.

At all times when MCI and Comcast collectively own at least the Minimum Ownership Percentage, the following actions will require the consent of MCI and Comcast, which consent will only be withheld in accordance with the provisions of paragraph 6 of Annex C:

          (a) material amendment to Nextel's By-Laws or Certificate of Incorporation;

          (b) approval by Nextel or any of its subsidiaries of any merger or other business combination with any person in which the beneficial ownership of the capital stock of Nextel or of the sole surviving corporation immediately after consummation of the transaction is not substantially the same as that of Nextel immediately prior to such consummation or the voluntary liquidation of Nextel or any of its significant subsidiaries;

          (c) issuance by Nextel of any class of stock having supervoting rights or a class vote on any matter (except to the extent required by Delaware corporate law);

          (d)  adoption by Nextel of any stockholder rights plan
     (or any arrangement which is designed to disadvantage any stockholder on the basis of the size of its shareholding);

          (e) equity issuances by Nextel (excluding Shares issuable upon exercise of employee stock options and similar stock-based management incentive plans) in excess of (i) 10% of the total Shares outstanding during any twelve month

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 15 of 30)

     period or (ii) 15% during any thirty-six month period
     (except pursuant to any transactions that have been publicly disclosed (or privately disclosed to each of Comcast and MCI) prior to the date hereof);

          (f) issuance of Shares to any person who thereafter would own more than 5% of the outstanding Shares (other than issuances applicable to all stockholders generally on an equal basis or as contemplated by the Shareholders
     Agreement and related documents or pursuant to any transactions that have been publicly disclosed (or privately disclosed to each of Comcast and MCI) prior to the date hereof); and

          (g) Nextel or any of its subsidiaries engaging (subject to certain incidental exceptions) in any business other than the Core Business of Nextel (defined as the provision of wireless telecommunications products and services including the provision of value added services (i) in the Americas during the first three years after closing and (ii) anywhere in the world after the third anniversary of Closing).


12.  Access.

For so long as either MCI or Comcast controls at least 5% of the outstanding Shares on a fully diluted basis, such party will have access on reasonable terms to the books, records and employees of Nextel and its subsidiaries and provision by Nextel of all information reasonably requested by such party, subject to confidentiality obligations that at the time may be owed by Nextel to third parties, to appropriate confidentiality arrangements and requirements of law.


13.  Representations.

MCI and Comcast will make representations and warranties to Nextel and Nextel will make representations to MCI and Comcast in connection with the transactions contemplated hereby which are typical for transactions of this nature, subject to standard materiality qualifications, which representations (including, in the case of Nextel, with regard to the absence of any material adverse change in the business, financial condition and results of operations of Nextel and its subsidiaries taken as a whole since the 1993 audited financial statements, other than as a result of changes in general business conditions, legal or regulatory changes affecting the U.S. telecommunications industry generally, or actions by an industry competitor) will be brought down to Closing but will not survive the Closing.

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 16 of 30)

14.  Outstanding Indebtedness.

MCI and Comcast will not acquire ownership of Shares that would result in a "Change in Control" under the terms of the indentures (as in effect on the date hereof) relating to the bonds of Nextel issued thereunder unless such parties provide or arrange replacement debt financing (on no less favorable financial terms taken as a whole and at no additional cost to Nextel) for all outstanding bonds issued under such indenture prior to the date hereof that are tendered to Nextel under the offer to acquire all outstanding bonds required by such indenture. The foregoing provisions will not apply if the "Change of Control" results from Nextel repurchasing Shares or other circumstances not attributable to MCI and Comcast.

15.  Competing Transactions.

Without the prior written consent of MCI, neither Nextel nor any of its subsidiaries will (i) enter into any marketing or other material agreement or transaction with American Telephone and Telegraph Company ("AT&T") or Sprint Corporation ("Sprint") (except as and to the extent required by law) or (ii) directly or indirectly engage in any business outside the Core Business of Nextel in competition with MCI or any of its affiliates. Without the prior written consent of Comcast, neither Nextel nor any of its subsidiaries will directly or indirectly engage in any business outside the Core Business of Nextel in competition with Comcast or any of its affiliates.


16.  Wireless Opportunities.

MCI and Comcast will offer to Nextel (a) all wireless opportunities in the United States and (b) an opportunity to participate in any wireless opportunity outside the United States but in the Americas that such party plans to pursue if it is able (after exercising all reasonable efforts to be or become able to do so) to offer such opportunity, except that (x) Comcast may (i) pursue PCS or PCN in conjunction with its local cable operations or jointly with other cable operators and (ii) acquire additional frequencies in connection with Comcast's existing cellular operations in either case without offering Nextel the right to participate in such pursuits or acquisitions and (y) in conjunction with MCI Metro, MCI may pursue PCS or PCN frequencies as are incidental to its MCI Metro network. If Nextel fails to pursue an opportunity presented to it, MCI and Comcast will be free to pursue such opportunity unless Nextel's failure resulted from MCI and Comcast blocking such action (whether through their consent or supermajority board rights or their failing to vote in favor of any required stockholder action). Each of MCI and Comcast understand that their present and/or future interests in other wireless ventures may create conflicts with respect to their respective relationships with Nextel and the other party

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 17 of 30)

and agree in connection with the Transactions as a matter of policy to undertake to resolve and eliminate any conflicts with its relationship with Nextel and the other party in a manner satisfactory to all parties. The definitive documentation will include appropriate provisions relating to the resolution or elimination of such conflicts.


17.  Provision of Services and Other Support to Nextel.

The parties acknowledge that the Transactions constitute a strategic alliance among Nextel, MCI and Comcast relating to the provision of wireless telecommunications services in North America. Consistent with the relationship among the parties, it is intended that appropriate provisions be included such that if Nextel is to obtain a service from an outside party (other than instances where Nextel at the date hereof is a party to agreements or commitments obligating Nextel to deal with a specific outside party or parties, which instances MCI, Comcast and Nextel will address separately in the definitive documentation for the Transactions), MCI and Comcast will be the preferred suppliers of such service to the extent they can provide such service on terms, including price, quality and service, that are no less favorable in the aggregate to Nextel than the terms on which Nextel is able to obtain such services from any outside party.


18.  Certain Amendments to Shareholders Agreement.

Any proposed amendment to the Shareholders Agreement that would adversely affect the rights of Nextel (or any benefits to Nextel thereunder) will require the approval of a majority of the disinterested directors of the Board.

19.  Sale of Certain Comcast Business.

In connection with the Transactions, the parties have agreed that Comcast will sell to Nextel a certain business previously identified by Comcast to Nextel for an aggregate consideration not less than $12 million nor more than $15 million and which shall be determined pursuant to procedures to be mutually agreed upon by Nextel and Comcast. The purchase price for such business will be payable in Shares to be valued at $36 per Share and shall reduce the $50 million committed subscription by Comcast under the Purchase Agreement by an equal amount.

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 18 of 30)

                             ANNEX B


           TERM SHEET FOR BILATERAL TELECOMMUNICATIONS
            PRODUCTS AND SERVICES MARKETING AGREEMENT


          The parties will approach all significant decisions regarding the marketing of all of Nextel's products and services, in conjunction with the marketing of MCI's products and services to be utilized by customers in conjunction with Nextel Products and Services as contemplated below (hereinafter referred to as "Joint Value Added Services"), with the objective of achieving the maximum market penetration reasonably achievable through the utilization of the parties' combined marketing talents, strengths and resources in as cost effective a manner as possible. The parties recognize and acknowledge that, to structure appropriate and acceptable marketing arrangements, specific aspects and elements of the parties' respective product and service offerings, product and service development and marketing strategies and capabilities will need to be analyzed in greater detail in the negotiation of a definitive agreement. In conducting such negotiation, the parties shall adhere to the following general principles and objectives: (i) all such product and service marketing efforts are intended to be on a non-exclusive basis; (ii) Nextel will obtain marketing, billing, customer service and other functions from MCI, any third party (which may include Comcast) or its own organization depending on which of the foregoing can provide the required services or functions on the best terms of price, quality, service and other relevant factors; (iii) MCI will make available to Nextel for sale directly by Nextel any product or service (or terms or conditions applicable thereto) to be utilized by customers in conjunction with Nextel Products and Services that MCI offers to others under similar circumstances unless it would be reasonable for MCI to withhold such product or service; and (iv) subject to suitable confidentiality obligations and restrictions to internal use purposes only, MCI will provide Nextel with full access to all information regarding MCI's United States customers, usage patterns and marketing information that Nextel may reasonably require in connection with its wireless communications business, prospects and strategies.

          Subject to the foregoing, the parties agree that the definitive marketing agreements will contain provisions consistent with the following, except as MCI and Nextel otherwise agree:


1.  Major Accounts.

MCI will be designated the marketer of choice for all of Nextel's
Products and Services to Major Accounts (who shall be identified

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 19 of 30)

by agreement between MCI and Nextel), and may market such products and services to such accounts as either a seller for its own account or as a sales agent for Nextel as MCI elects, and on such other terms and conditions as shall be agreed to between MCI and Nextel, including the following:

          (i) Nextel's Products and Services shall be marketed to Major Accounts under the brand "MCI" if MCI so elects, so long as such products and services meet MCI's standards therefor (which shall be no more stringent than MCI's then existing standards, where applicable, unless MCI and Nextel agree otherwise; in the area of wireless service and product performance, quality and functionality standards, MCI will consult in good faith with Nextel in connection with Nextel's establishment of acceptance standards with Motorola, with the objective of arriving at standards reasonably acceptable to MCI for purposes of qualifying for usage of the "MCI" brand for such services);

         (ii) MCI will have sole responsibility for billing and servicing all Major Accounts to which MCI sells Nextel's Products and Services for MCI's own account, and Nextel will determine the means for billing and servicing all other Major Accounts which use Nextel's Products and Services;

        (iii) MCI will be free to charge any rates it deems appropriate for Nextel Products and Services sold by MCI to Major Accounts, except where MCI is acting as a sales agent, in which case MCI will charge such rates as are established for such products and services by Nextel (in consultation with MCI); and

         (iv) Nextel will make Nextel Products and Services available to MCI, for marketing either for sale for MCI's own account or as a sales agent to Major Accounts, at prices or rates and terms that are no less favorable to MCI than those that Nextel makes available to other sellers or sales agents of such products or services in comparable circumstances.


2.  Nextel Accounts.

Nextel will be designated the marketer of choice in the United States for all Joint Value Added Services to Nextel Accounts (who shall be identified by agreement between MCI and Nextel), and may market MCI's products and services to such accounts as either a sales agent or, to the extent permitted by law and Nextel so elects, as a seller for Nextel's own account, and on such other

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 20 of 30)

terms and conditions as shall be agreed to between MCI and Nextel, including the following:

          (i) MCI's Products and Services shall be marketed to Nextel Accounts under the same MCI or MCI-sponsored brands as are employed by MCI in marketing such products and services so long as Nextel's marketing program meets MCI's standards therefor (which shall be no more stringent than MCI's then existing standards, where applicable, unless MCI and Nextel agree otherwise);

         (ii) Nextel will determine the means for billing and servicing all Nextel Accounts;

        (iii) Nextel will charge such rates for MCI's Products and Services as are established for such products and services by MCI (in consultation with Nextel), except where Nextel is acting as a seller of such products and services for its own account, in which case Nextel shall be free to charge any rates it deems appropriate therefor; and

         (iv) MCI will make MCI Products and Services available to Nextel for marketing as contemplated above as either a seller for Nextel's own account or as a sales agent to Nextel Accounts at prices or rates and terms that are no less favorable to Nextel than those that MCI makes available to other sellers or sales agents of such products or services in comparable circumstances. Nextel may market Nextel Products and Services to Nextel Accounts under the brand "MCI" if Nextel so elects, so long as such products and services meet MCI's standards therefor (which shall be determined in the same manner as indicated in clause (i), Section 1 above).


3.  Middle Market and Small Business/Consumer Accounts.

With respect to all accounts other than those treated in Sections 1 and 2 above, which remaining accounts shall include the middle market and small business/consumer accounts of MCI and the other customers and customer prospects of each of MCI and Nextel (such customer accounts collectively, the "Remaining Accounts"), the appropriate party and method for marketing Nextel Products shall be established by Nextel (in consultation with MCI), and such marketing approach as is so established shall be presented at least annually to the Board of Nextel for review and approval (and shall be subject to the super-majority approval provisions described in Annex A, Section 10). Such marketing programs and

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 21 of 30)

efforts shall otherwise be on terms and conditions as are determined by agreement between Nextel and MCI, subject to the following:

          (i) Nextel shall have sole responsibility for determining the means for billing and servicing all Remaining Accounts which use Nextel Products and Services except for those accounts to which (in accordance with the provisions set forth above in this paragraph 3) MCI is selling directly for its own account;

         (ii) Nextel shall establish (in consultation with MCI) the appropriate rates and/or prices for the Nextel Products and Services marketed to the Remaining Accounts except for those accounts to which (in accordance with the provisions set forth above in this paragraph 3) MCI is selling directly for its own account and MCI shall establish (in consultation with Nextel) the appropriate rates and/or prices for the Joint Value Added Services marketed to the Remaining Accounts; and

        (iii) Nextel shall make available all Nextel Products and Services, and MCI shall make available all Joint Value Added Services, for marketing to the Remaining Accounts unless MCI and Nextel jointly agree otherwise and Nextel Products and Services that are marketed to the Remaining Accounts shall be marketed under the brand "MCI" if Nextel so elects, so long as such products and services meet MCI's standards therefor (which shall be determined in the same manner as indicated in clause (i), Section 1 above).

Notwithstanding the foregoing, under no circumstances will the criteria used to determine whether and the extent to which MCI will market to such accounts be less advantageous to MCI than the criteria used to determine whether and the extent to which Comcast will market to such accounts (which criteria will be no less favorable to Nextel than those which are applicable to determine whether and the extent to which such activities will be performed by other third parties or directly by Nextel).


4.   Conflicting Existing Billing and Service Arrangements.

Each of Nextel and MCI shall use reasonable efforts in good faith to attempt to restructure or otherwise modify existing billing, marketing and/or servicing commitments to third parties that may interfere with the parties' desired flexibility to structure product and service arrangements as contemplated herein. If such efforts are not successful in accomplishing such restructurings

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 22 of 30)

or modifications, MCI and Nextel shall negotiate in good faith in an attempt to incorporate such third party commitments into their joint marketing and other arrangements or, if such cannot be accomplished in a manner reasonably acceptable to each of MCI and Nextel, MCI and Nextel will discuss in good faith and attempt to reach an equitable agreement on other potential solutions, such as potential buy-outs of such third party commitments. It is understood and acknowledged that the parties' intended product and service arrangements detailed herein are not to be interpreted to require either of Nextel or MCI to breach or violate any existing marketing and/or service commitments they may have to third parties. During the negotiation of definitive agreements, Nextel will disclose to MCI all such material third party commitments to which Nextel is bound and MCI will disclose to Nextel all such material third party commitments to which MCI is bound.


5.   Information Sharing.

Each of MCI and Nextel agrees, subject to appropriate parallel confidentiality arrangements and restrictions to prevent external use of such information, that all customer, marketing and/or product and service usage information in the possession of (or reasonably accessible to) either MCI or Nextel will be made available to the other as reasonably requested.


6.   Availability of MCI Products and Services.

The full range of MCI and MCI-sponsored products and services shall be available for sale as a Joint Value Added Service to be utilized by customers in conjunction with Nextel Products and Services (in all circumstances subject to the terms and conditions of the appropriate agreed marketing arrangement) regardless of whether such Joint Value Added Service together with the related Nextel Product or Service is to be offered directly through MCI, directly through Nextel, or (by agreement of MCI and Nextel) through a third party, subject only to such Joint Value Added Services that MCI and Nextel agree to exclude from particular product combinations or where the use of such MCI or MCI-sponsored product or service in conjunction with the relevant Nextel Product or Service is shown to be infeasible for causes beyond the reasonable control of either party, such as where the technology employed in or required for a particular Nextel product or service is not compatible with the technology employed in or required for a particular MCI Product or Service. In all cases where the use of a "MCI" or a "Nextel" brand is permitted in connection with the marketing efforts of either party, there shall be no royalty, fee or like charge imposed for such use of a brand name unless MCI and Nextel otherwise agree.

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 23 of 30)

7.   Certain Marketing Obligations.

MCI shall take such reasonable measures as are designed to assure active marketing of Nextel Products and Services as an important component of the overall marketing campaign employed by MCI for the accounts to which it is marketing Nextel Products and Services. With respect to such accounts, MCI shall devote adequate resources, including appropriate targets and personnel incentives for its sales and marketing personnel, to accomplish such objectives and to increase the penetration of Nextel Products and Services. The parties will discuss in good faith (without any prior commitment or obligation to reach agreement thereon) whether sales quotas, sales commission structuring or special promotional efforts are appropriate measures in particular circumstances or for particular Nextel Products and Services or accounts, to achieve such objectives in a cost effective manner.


8.   Advertising and Similar Promotions.

At Nextel's request or with Nextel's approval, and in any event only in reasonably appropriate contexts, MCI shall employ good faith efforts to include or incorporate Nextel Products and Services in MCI's national and local advertising campaigns; provided that Nextel shall bear a fair share of the costs associated with its participation in such advertising campaign, as determined by agreement between MCI and Nextel. The parties agree that, depending on the advertising approach and medium, such "fair share of the costs" may be a proportionate part of MCI's "all in" costs (e.g., television commercial advertising), an allocable incremental cost assessment (e.g., a "stuffer" mailing) or actual cost of MCI (e.g., charges paid to third party telemarketers for customer "prospecting").


9.   Joint Efforts.

MCI and Nextel will endeavor in good faith to structure mutually beneficial agreements in areas of common interest, including the following: (a) arrangements for sharing market research and segmentation and competitor analyses in connection with their respective separate and joint product and service development and marketing efforts; (b) arrangements for achieving as great a level as possible of cooperation and coordination between MCI's and Nextel's respective product and service marketing and promotional programs; (c) arrangements for joint product development efforts in agreed targeted areas, e.g., dual mode/dual band wireless communications systems; (d) arrangements for integration (where desirable and feasible) of MCI's in house wireless communications staff with Nextel's staff; (e) arrangements to provide for equipment and/or operations sharing, where desirable and feasible; (f) training of sales forces in the products/services and capabilities of the other party.

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 24 of 30)


10.  Limitation on Sales.

Nextel will not sell any Nextel products to or through AT&T and/or Sprint except for sales of bulk capacity required by law and under no circumstances (unless and only to the extent required by law) will Nextel provide any branded or value added services to or through AT&T or Sprint; provided, that Nextel shall not be precluded from offering or selling any Nextel Products or Services to a customer who expressly indicates on an unsolicited basis that such customer's telecommunications provider will be AT&T or Sprint.

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 25 of 30)

                             ANNEX C
             TERM SHEET FOR CO-INVESTMENT AGREEMENT
                     BETWEEN MCI AND Comcast

          MCI and Comcast will enter into an agreement effectuating their intention to maintain their 50/50 relationship which will contain the following provisions:


1.   Restrictions on Transfer.

Neither MCI nor Comcast will dispose of its interests in Nextel for a period of five years after which sales pursuant to Rule 144, registration rights or private sales would be permitted, provided that any such sales would be subject to a right of first offer in favor of the non-selling party. Any purchaser who is assigned a party's rights and obligations under the Shareholders Agreement will become a party to the Co-Investment agreement.


2.   Additional Purchases.

Neither MCI nor Comcast will purchase additional Nextel securities other than (a) through exercise of pre-emptive rights or pre-existing options or warrants or (b) if not pursuant to any such exercise, through private or market purchase of additional Shares or purchases from Nextel (excluding the acquisition in connection with the transaction described in paragraph 19 of Annex A and any acquisitions of Shares from Motorola that reduce the number of Shares to be purchased by MCI from Nextel) subject to a participation right of the other party (based on the parties' Relative Interest at that time) (which participation right shall be subject to such "catch-up" opportunities for the party not exercising its participation right as MCI and Comcast shall agree) and the standstill described in paragraph 3 below.
A party's Relative Interest in Nextel will equal the percentage equivalent of a fraction, the numerator of which equals the number of Shares owned by such party and the denominator of which equals the aggregate number of Shares owned by MCI and Comcast.
A party shall be deemed to own any Shares which it has the irrevocable right to acquire from Nextel.


3.   Standstill.

Neither Comcast nor MCI will purchase additional Shares if such purchase would result in a breach of the standstill provisions of the Shareholders Agreement. For so long as the Shareholders Agreement remains in effect, neither Comcast nor MCI will, without the other's consent; (a) solicit proxies or consents, become a participant in any such solicitation or become part of a voting group or deposit Shares in a voting trust with respect to Nextel other than as contemplated herein or in the Shareholders

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 26 of 30)


Agreement, (b) make any proposal for a business combination or propose or commence a tender or exchange offer, in respect of Nextel in violation of the standstill in favor of Nextel or (c) facilitate, endorse or vote in favor of any merger, consolidation or other business combination between Nextel and any third party.


4.   Other Wireless Opportunities.

Consistent with Annex A, MCI and Comcast will offer wireless opportunities to Nextel except that (x) Comcast may (i) pursue PCS or PCN in conjunction with its local cable operations or jointly with other cable operators and (ii) acquire additional frequencies in connection with existing cellular operations in either case without offering Nextel a right to participate in such pursuits or acquisitions and (y) in conjunction with MCI Metro, MCI may pursue PCS or PCN frequencies as are incidental to its MCI Metro network. If Nextel does not pursue any such opportunities within the United States (other than as a result of MCI and Comcast blocking such action by Nextel by the use of their consent or supermajority board rights or their failing to vote in favor of any required stockholder action), MCI and Comcast will cooperate with each other to reach 50/50 participation arrangements with respect to such opportunities involving wireless products and services that may become available from time to time unless either MCI or Comcast does not wish to pursue such opportunity, in which event the other party will be free to pursue such opportunity.


5.   Exercise of Pre-Emptive Rights.

If either MCI or Comcast does not exercise any pre-emptive rights in respect of Shares, it will give the other party the opportunity to exercise such rights.


6.   Voting of Nextel Shares; Exercise of Consent Rights.

For so long as the Shareholders Agreement remains in effect, MCI and Comcast will vote their collective Shares on matters (other than election of directors to the Board which shall be governed by paragraph 7 below) as they shall mutually agree, provided that if MCI and Comcast are unable to so agree, MCI and Comcast will abstain from voting their Shares on such matters. MCI and Comcast will not exercise their stockholder consent rights to block any action by Nextel unless both MCI and Comcast agree to do so. Notwithstanding the foregoing, (a) in the event either party's Relative Interest exceeds 66-2/3%, such party will control voting with respect to Consent Rights of MCI and Comcast and the voting of MCI's and Comcast's Board designees on any matter requiring supermajority consent (subject to such

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 27 of 30)


designee's fiduciary duties) and (b) if a Consent Right relates to any matter in respect of which MCI or Comcast has a conflict due to its interest in another wireless venture, the non-conflicted party will be entitled to exercise such Consent Rights alone.

7.   Designation of Nextel Board Nominees.

For so long as the Shareholders Agreement remains in effect and each party's Relative Interest is at least 33-1/3%, each of MCI and Comcast will designate an equal number of nominees for election as Nextel directors. If any party's Relative Interest exceeds 66-2/3%, each party will designate a number of nominees based on the Relative Interests, rounded up to the nearest whole number if such party's Relative Interest is greater than 66-2/3% and rounded down to the nearest whole number if such party's Relative Interest is less than 33-1/3%.

          Each party will agree to vote for the election of the other party's designees to the Board.


8.   Voting by Board Designees.

MCI and Comcast will, subject to paragraph 6 above, use their reasonable best efforts to reach agreement on voting by their designees on the Board, subject to the designees' fiduciary duties, provided that if the parties are unable to agree, they will cause their director designees to, subject to the designees' fiduciary duties, abstain from voting on such matter.


9.   Limited Exit Arrangements.

The parties do not contemplate that the coinvestment agreement will have termination or "exit" provisions the exercise of which are within the control of the parties or will provide for an automatic termination upon the passage of a period of time or the occurrence of one or more events except (a) that upon a change of control (to be defined) of Comcast or (b) upon a sale by Comcast to AT&T or Sprint of a controlling or other meaningful equity interest (to be defined) in its cable or cellular system (and in which Comcast retains a meaningful equity interest), MCI will have the option to purchase Comcast's interest in Nextel at a price equal to 125% of fair market value determined in accordance with paragraph 3(ii)(y) of the definition of Neutralization Process (as defined below). Additionally, the establishment by Comcast of a business arrangement as contemplated by paragraph 4 of Annex C with AT&T and/or Sprint with respect to wireless telephony in the United States and/or Mexico (the "Wireless Business") which relationship constitutes a "Conflicting Business Arrangement" (as defined below) will trigger a Neutralization

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 28 of 30)

Process. For the purposes of the Co-Investment Agreement a business arrangement by Comcast with AT&T and/or Sprint with respect to the Wireless Business shall not constitute a Conflicting Business Arrangement unless:

          (A) the relationship is material (to be defined) and Comcast is an active strategic (to be defined) partner or joint venturer with respect to the pursuit, development or expansion of the Wireless Business,

          (B) MCI shall not have first been offered a meaningful opportunity to participate in such relationship without AT&T or Sprint, as the case may be, and

          (C)(i) following MCI's written notice to Comcast that in MCI's good faith business judgment, due to identified and articulated reasons the relationship is materially inconsistent and incompatible with MCI's relationship with Comcast (the "MCI Opinion"), the relationship is a Conflicting Business Arrangement, (ii) Comcast has had a reasonable opportunity, if it so requests, to resolve the conflict (including, but not limited to, attempting to resolve such conflict through restructuring the relationship, or Comcast's investment in Nextel, in either case which may be by constructing Chinese Walls separating such relationships and investments), which opportunity shall last for not less than 60 business days, and has been unable to resolve the conflict in a manner satisfactory to MCI and thus MCI's conclusion under (C)(i) remains the same, it being understood that if so requested by Comcast, and practicable in the circumstances, MCI will cooperate with Comcast in resolving the conflict in a mutually satisfactory manner consistent with both parties' fiduciary duties to their respective stockholders and with their respective legal obligations and (iii) if Comcast so elects to obtain a third party opinion, an objective third party (the "Dispute Resolver") reasonably acceptable to Comcast and MCI and who is knowledgeable in the Wireless Business (which third party may be a retired or non-active federal or state judge or magistrate, or an arbitrator) concludes, on the basis of information provided by and on behalf of Comcast and MCI, that such relationship constitutes a Conflicting Business Arrangement. In making any determination under (C)(iii), the Dispute Resolver shall take into account relevant factors, including (x)(1) the parties' objectives with respect to their investments in and relationships with Nextel as evidenced by the Co-Investment Agreement, the Shareholders Agreement and other related agreements (to the extent assignable to third parties) and (2) the likelihood, if any, that the relationship of Comcast with AT&T and/or Sprint would have a significant negative impact on the

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 29 of 30)

     accomplishment of such objectives and (y) the MCI Opinion in light of the matters referred to in (x).

          "Neutralization Process" shall mean Comcast's election to:

     (1) terminate any material involvement in the business and decision-making process with respect to Nextel (it being understood that Comcast may retain its rights as a stockholder of Nextel except rights with respect to governance matters), including but not limited to by causing its designees, if so requested by MCI, to resign their positions as members of the board of directors, officers or members of any board committees; or

     (2) limit its relationship with AT&T and/or Sprint (as the case may be) such that Comcast is not involved, at the board level or otherwise, in the strategic planning or decision-making process with respect to the Wireless Business, it being understood that Comcast may retain its economic interest in such relationship and may seek to enhance the value of and return on such interest through Comcast's activities on a local level; or

     (3) sell or otherwise divest itself of substantially all of its ownership interest in Nextel:

          (i) to a third party other than AT&T or Sprint (subject to a right of first offer), provided that Comcast may not sell such interest to a third party who is not reasonably acceptable to MCI (a "Rejected Buyer") unless MCI is unable or unwilling to procure a buyer acceptable to MCI (the "MCI Buyer") who will make such purchase on substantially the same or more favorable terms as those offered by the Rejected Buyer, except that if only the price or other financial terms offered by the MCI Buyer are not as favorable, MCI may obligate itself to satisfy any shortfall in price or other financial terms offered by the MCI Buyer;

         (ii) to MCI at a price equal to (x) 125% of the 20 day Average Trading Price (to be defined) of Nextel shares or (y) at the fair market value of Comcast's Nextel shares as determined through independent appraisal by 2 nationally recognized investment banking firms reasonably acceptable to MCI and Comcast. In any appraisal under (y), "Fair Market Value" shall be based upon what a willing buyer (assuming such buyer is fully acceptable to MCI and would enjoy the shared position of influence possessed by Comcast under

                                        Exhibit 10 (a)
                                        --------------
                                        (Page 30 of 30)

               the Shareholders Agreement and the Co-Investment Agreement) in a private transaction would pay taking into account relevant factors, including Comcast's rights under the Shareholders Agreement, the Co-Investment Agreement and other related agreements, with MCI being entitled to elect pricing under (x) or (y);

        (iii) (subject to a right of first offer of MCI) through a spin-off (or other similar transaction) to Comcast's stockholders, provided that following such transaction the "Roberts Family" and/or their controlled affiliates do not own alone or in the aggregate in excess of 33-1/3% of Nextel's voting power on a fully diluted basis; or

         (iv) (subject to a right of first offer in favor of MCI) through one or more registered public offerings or in open market sales pursuant to Rule 144 (or another exemption from the registration requirements of the Securities Act of 1933) in which there is a wide distribution and reasonable efforts made to ensure that no purchaser will have, following such purchase, in excess of 5% of the voting power of Nextel on a fully-diluted basis.


10.  Benefits of Agreement.

Except as described in the next sentence, the Co-Investment Agreement is for the benefit of MCI and Comcast only and the terms of the agreement may be amended, supplemented or otherwise modified by MCI and Comcast without Nextel's consent. In the Shareholders Agreement, each of MCI and Comcast will covenant for the benefit of Nextel that (a) MCI and Comcast will comply with the provisions referred to in (i) the second sentence of paragraph 6 above (subject to the third sentence of such paragraph); (ii) paragraph 7 above; and (iii) the proviso in paragraph 8 above; and (b) MCI and Comcast will not amend any provisions referred to in clause (a) above in any manner adverse to Nextel without the consent of a majority of the disinterested directors of Nextel.